Exhibit 99.1

Contact:

Ramsey Hamadi, EVP and Chief Financial Officer

336-369-0900

NEWBRIDGE BANCORP REPORTS NET INCOME OF $1.1 MILLION FOR THE THIRD QUARTER AND $3.2 MILLION FOR THE YEAR TO DATE

•	Company reports profit for eighth consecutive quarter; pre-tax net income climbs 38%

•	Net interest margin improves to 4.20% for the quarter and 4.21% for the year, 11 basis points and 20 basis points higher than the year ago periods, respectively

•	Nonperforming assets decline for the sixth consecutive quarter, down 5% from the previous quarter, 14% from a year ago and 19% from the peak loan level

•	Non-accruing loans decline 8% from the prior quarter to $36.3 million, down from $44.9 million one year ago and $56.2 million at the peak

•	Total classified loans decline 5% from the prior quarter, 19% from a year ago and 23% from its peak

•	Provision expense slows to $3.4 million for the quarter and $12.5 million for the year, down $4.5 million and $4.1 million, respectively, from the prior year

•	Company has added three new loan production offices and seven senior level lenders this year

•	Leverage capital climbs to 10.52% and total risk based capital remains strong at 14.63%

•	Core deposits increase 3.9% for the year and represent 71% of total deposits; cost of interest bearing deposits declines to 0.71% for the quarter

•	Non-interest expense declines 5%, or $707,000, from the same quarter last year excluding one-time severance costs of $435,000

GREENSBORO, N.C., October 20, 2011 – NewBridge Bancorp (NASDAQ: NBBC), parent of NewBridge Bank, today reported results for the three and nine month periods ended September 30, 2011.

For the three months ended September 30, 2011, net income totaled $1.1 million compared to $1.0 million for the quarter ended September 30, 2010. After dividends and accretion on preferred stock, the Company reported net income available to common shareholders of $353,000, or $0.02 per diluted share, compared to $304,000, or $0.02 per diluted share, in last year’s third quarter. For the nine months ended September 30, 2011, the Company had net income available to common shareholders of $1.0 million, or $0.06 per diluted share after dividends and accretion on preferred stock, compared to $70,000, or less than $0.01 per diluted share, during the same period last year.

In the recently completed quarter, in connection with the completion of an efficiency project, the Company recorded $435,000 of severance and other one-time termination related costs. For the nine months ended September 30, 2011, the Company realized $2.0 million of gains from the sale of securities, which compares to $3.6 million of similar gains for the nine months ended September 30, 2010.

Pressley A. Ridgill, President and Chief Executive Officer of NewBridge Bancorp, commented: “Once again, I am pleased to report the continuation of a number of positive trends, foremost, that we are reporting our eighth consecutive profitable quarter. Earnings for the quarter were bolstered by a strong net interest margin of 4.20%, lower operating expenses and improving credit quality. While retail banking revenue remains down across the industry, and we are no exception, we are pleased that wealth management service income increased 35% for the quarter due primarily to an 85% increase in assets under management compared to the prior year quarter. In sum, pre-tax net income improved 38% from last year to $1.6 million for the quarter, despite the recognition of $435,000 of one-time expense related to severance costs.”

Mr. Ridgill continued, “The slow economic recovery has contributed to weak loan demand and added challenges in growing earning assets. Like most all financial institutions, we depend upon net interest income as our primary revenue source. While our margin has improved, net interest income still declined 6%, or $1.1 million from the prior year quarter. To counter this ongoing declining loan trend, management announced in July of this year the opening of three new loan production offices in Raleigh, Asheboro and Morganton, North Carolina. We have added seven senior level commercial and private bankers this year. The early signs from the new loan production offices are encouraging, as they have already made meaningful contributions to the loan production pipeline. With a close eye on efficiency, the Company conducted a systematic operating efficiency study, which led to the difficult decision to eliminate more than 30 positions throughout the organization. As a result, the Company’s overall operating costs should trend down slightly, while the volume of new loans originated should increase.”

Net interest income

Net interest income declined $1.1 million, or 6.2%, to $16.6 million for the quarter compared to $17.7 million a year ago. For the nine month period ending September 30, 2011, net interest income declined $1.8 million to $50.5 million. The Company’s average earning assets declined $181.9 million from the prior year quarter, primarily in loans, to an average balance of $1.58 billion for the September 2011 quarter. For the year, loans held for investment declined 3.4% or $43.5 million from $1.26 billion at December 31, 2010 to $1.22 billion at September 30, 2011. Loans held for sale declined $70.1 million during the year due primarily to the second quarter sale of the Bank’s Virginia operations and $72.5 million of loans. The net interest margin improved 11 basis points over the prior year to 4.20%, which partially offset the effect of the decline in earning assets. For the nine month period, the net interest margin was 4.21%, which compares favorably to the prior year period net interest margin of 4.01%. The improved margin for the three and nine month periods is due primarily to lower cost on core deposits.

Balance Sheet

Total deposits declined $57.3 million for the year to $1.40 billion at September 30, 2011, primarily as a result of the sale of the Virginia operations and $48.8 million in deposits, which included $24.5 million of core deposits and $24.3 million of time deposits. Core deposits, defined as noninterest bearing demand accounts, savings, NOW and money market deposit accounts, increased 3.9%, during the nine months ended September 30, 2011. Core deposit accounts totaled 71% of the Company’s total deposits, or $994.4 million, at September 30, 2011 and had an average interest rate of 0.42%, down 13 basis points from the prior quarter end. The Company continues to focus on growing profitable, low-cost core deposits. Time deposits declined 19% during the nine months ended September 30, 2011. Brokered and wholesale deposits totaled $48.2 million, or 3.5% of deposits, at September 30, 2011. For the quarter ending September 30, 2011, the weighted average cost of interest bearing deposits was 0.71%.

Net loan balances declined $22.8 million to $1.20 billion during the quarter ended September 30, 2011. For the nine month period, loan balances declined $40.1 million, excluding $72.5 million of loans sold with the Virginia operations in the second quarter. New portfolio loan production totaled $43.8 million for the three months ended September 30, 2011 and $155.3 million for the nine months ended September 30, 2011, compared to $30.1 million for the three months ended September 30, 2010 and $123.0 million for the nine months ended September 30, 2010.

Investment securities increased $2.6 million to $295.5 million during the third quarter. The composition of the portfolio changed during the quarter due to $44.3 million of agency investments being called and the purchase of $54.0 million of corporate bonds. The Company had a net unrealized gain in its investment portfolio at September 30, 2011 of $3.8 million. The largest change in value occurred in the fair value of the municipal security portfolio, which improved approximately $0.7 million from the prior quarter. At September 30, 2011, the weighted average duration of the portfolio was 3.3 years and the weighted average yield was 4.48%.

The Company’s available liquidity remained robust during the September quarter due primarily to the Company’s strong core deposit mix, coupled with modest lending opportunities. Available borrowings, unencumbered investments and access to wholesale deposits exceeded $490 million at September 30, 2011. Brokered and wholesale deposits total 3.5% of deposits at September 30, 2011.

Shareholders’ equity increased $1.4 million for the nine month period to $164.5 million. The increase in equity is due primarily to year to date retained earnings.

Noninterest Income

Excluding gains and losses on sales of securities and other real estate owned (“OREO”), noninterest income declined $445,000 from the prior year quarter to $4.0 million and declined $1.0 million from the prior year nine month period to $12.1 million. The decline in noninterest income for the three and nine month periods are due primarily to lower retail banking revenue, which fell $466,000 and $1.4 million for the two periods, respectively. Mortgage banking was down for the three month and nine month periods in 2011 due to the timing and volatility of interest rates. The Company projects that mortgage revenue in the fourth quarter will increase. Wealth management service income increased 35% for the quarter to $702,000 due primarily to a 85% increase in assets under management, which totaled $140.1 million at September 30, 2011.

Losses on sale and write-downs of OREO declined to $799,000 for the quarter ended September 30, 2011 from $1.6 million for the quarter ended September 30, 2010. For the nine month period ended September 30, 2011, OREO losses and write-downs totaled $3.9 million, compared to $3.7 million for the prior year period. Compared to the three month period ending June 30, 2011 the current period OREO losses and write-downs declined $786,000.

Securities gains totaled $65,000 and $3.6 million for the quarters ended September 30, 2011 and 2010, respectively. Securities gains totaled $2.0 million and $3.6 million for the nine-month periods ending September 30, 2011 and 2010, respectively.

Noninterest Expense

Excluding $435,000 of non-recurring severance related costs, noninterest expense declined $707,000, or 5%, to $14.5 million for the quarter just ended compared to $15.2 million for the prior year’s third quarter. Over the last three years, the Company has been focused on improving efficiencies and controlling costs and has reduced annual recurring operating expenses by approximately $14 million. In the third quarter, the declines in occupancy, furniture and equipment, technology and data processing, legal and professional, OREO expenses and FDIC assessments ranged from 5% to 28% compared to the third quarter of last year. For the nine month period ending September 30, 2011, noninterest expense was $43.9 million, a decline of $2.3 million from the same period a year ago.

Asset Quality

Nonperforming loans declined 9% or $4.2 million, during the quarter, and 14%, or $7.1 million, year to date to $43.5 million at September 30, 2011. From the peak level of $64.1 million at June 30, 2009, nonperforming loans have declined by $20.6 million, or 32.2%. Nonperforming loans represent 3.57% of total loans held for investment. Including OREO, total nonperforming assets declined $3.5 million to $69.9 million, or 4.11% of total assets, at September 30, 2011. Troubled debt restructured loans totaled $17.0 million of the $43.5 million of nonperforming loans. Accruing restructured loans totaled $7.2 million and non-accruing restructured loans totaled $9.9 million. The Company evaluates all troubled debt restructured loans at the time of the restructure for impairment, which typically results in the asset being moved to non-accrual. The Company’s highest risk and most closely monitored nonperforming assets are non-accruing loans excluding troubled debt restructures. These loans totaled $26.4 million at September 30, 2011, down $33.5 million, or 56%, since June 30, 2009. OREO balances increased $740,000 during the quarter. Impaired and potential problem loans (or total classified loans) peaked later than many of the Company’s other credit metrics, rising until the September quarter of 2010. Over the last four quarters, potential problem credits declined 19.5%, or $33.2 million. In the current quarter, classified loan balances declined 5.5%, or $7.9 million. The expected default rates and the anticipated loss given default experience remains around 5% of the potential problem portfolio.

At September 30, 2011, the allowance for credit losses totaled $27.8 million, 2.27% of loans held for investment. The provision for credit losses was $3.4 million for the quarter compared to a $8.0 million provision in the same period a year ago. Year to date provision expense totaled $12.5 million compared to $16.6 million for the nine-month period ending September 30, 2010. The Company’s allowance for credit loss as a percentage of nonperforming loans (the “coverage percentage”) increased to 63.9% in the September 2011 quarter, compared to 58.8% at June 30, 2011 and 56.8% at December 31, 2010. The Company’s allowance for credit losses consists largely of general reserves, with 93% being general and 7% specific. The majority of estimated losses from the Company’s $43.5 million of nonperforming loans has been previously recognized through charge-offs. Since the current adverse credit cycle began in 2007, the Company has charged off $134.2 million of loans and OREO, or 8.3% of our peak loan level. As a result, the Company’s allowance for loan loss is available almost in its entirety for the potential losses that exist in the Company’s watch list and other performing loans portfolio. The Company’s land acquisition, development and construction loans totaled $68.9 million at September 30, 2011 and included just $11.3 million of speculative residential construction and residential acquisition and development loans. This portfolio is largely graded as impaired or potential problem loans.

Outlook

Mr. Ridgill stated that, “At times, it is difficult to remain positive with the headline news continuing to undermine consumer confidence; however, I believe at no time since the economic down turn began in 2007 has our Company’s outlook been brighter. We have been profitable for two years. We believe that, barring an unexpected setback, our earnings should continue to grow, despite the adverse economic news. My positive outlook begins with the expectation that credit costs will continue to decline in 2012, as they have in 2011 and as they did in 2010. Clearly 2009 was the peak period for our credit losses. Our aggressive charge off of $134 million of past problems allows me to be more confident about the impact of the remaining credit issues in our portfolio. Second, our team has demonstrated great resilience in managing what is within our control. Controlling expenses has become embedded in our corporate culture. Since the merger, we have eliminated more than $14 million of annualized costs. While replacing the income lost from loan runoff may require additional investments in personnel and talent, I am optimistic about our three new loan production offices, and I am confident we can build revenues while still carefully managing costs. Finally, the strength of our core deposits provides us with significant liquidity, interest rate risk protection and margin stability. We anticipate that our net interest margin will remain above 4% in the fourth quarter, but we are likely to suffer from some interest rate pressure in 2012. While our income tax rate has fluctuated in 2011, we expect our full year tax rate to be approximately 26%.”

Mr. Ridgill concluded, “As our financial condition continues to improve, we believe there will be an opportunity to repay TARP funds by raising capital at an attractive price. With the strength of our current capital levels, we may explore a partial repayment of the TARP funds from internal sources.”

About NewBridge Bancorp

NewBridge Bancorp is the bank holding company for NewBridge Bank, a full service, state-chartered community bank headquartered in Greensboro, North Carolina. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”

As one of the largest community banks in the state, NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services, including retail and commercial banking, private banking, wealth management, and mortgage banking. NewBridge Bank has assets of approximately $1.7 billion with 39 locations throughout North Carolina.

Disclosures About Forward Looking Statements

The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge Bancorp’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.

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FINANCIAL SUMMARY

	Three Months ended September 30, 2011			Three Months ended September 30, 2010
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
	Balance	expense	Rate	Balance	expense	Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,234,861	$16,121	5.18%	$1,391,390	$18,545	5.29%
Investment securities	312,356	3,430	4.36%	322,081	4,298	5.29%
Other earning assets	32,709	20	0.24%	48,377	20	0.16%

Total earning Assets	1,579,926	19,571	4.91%	1,761,848	22,863	5.15%
Non-earning Assets	138,492			136,274

Total Assets	$1,718,418	19,571		$1,898,122	22,863

Interest-Bearing Liabilities
Deposits	$1,254,513	2,252	0.71%	$1,368,957	3,556	1.03%
Borrowings	117,535	604	2.04%	178,757	1,137	2.52%

Total Interest-Bearing Liabilities	1,372,048	2,856	0.83%	1,547,714	4,693	1.20%
Noninterest-bearing deposits	163,440			165,951
Other liabilities	17,849			16,660
Shareholders’ equity	165,081			167,797

Total Liabilities and Shareholders’ equity	$1,718,418	2,856		$1,898,122	4,693

Net Interest Income		$16,715			$18,170

Net Interest Margin			4.20%			4.09%
Interest Rate Spread			4.08%			3.95%

	Nine Months ended September 30, 2011			Nine Months ended September 30, 2010
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
	Balance	expense	Rate	Balance	expense	Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,289,198	$50,052	5.19%	$1,422,947	$56,926	5.35%
Investment securities	301,537	10,443	4.63%	332,087	13,096	5.27%
Other earning assets	24,359	44	0.24%	39,504	54	0.18%

Total earning Assets	1,615,094	60,539	5.01%	1,794,538	70,076	5.22%
Non-earning Assets	144,431			137,678

Total Assets	$1,759,525	60,539		$1,932,216	70,076

Interest-Bearing Liabilities
Deposits	$1,264,579	7,513	0.79%	$1,372,470	11,841	1.15%
Borrowings	150,413	2,220	1.97%	211,701	4,461	2.82%

Total Interest-Bearing Liabilities	1,414,992	9,733	0.92%	1,584,171	16,302	1.38%
Noninterest-bearing deposits	164,047			163,973
Other liabilities	16,657			17,317
Shareholders’ equity	163,829			166,755

Total Liabilities and Shareholders’ equity	$1,759,525	9,733		$1,932,216	16,302

Net Interest Income		$50,806			$53,774

Net Interest Margin			4.21%			4.01%
Interest Rate Spread			4.09%			3.84%

FINANCIAL SUMMARY

	2011			2010
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter

Period-end Balances
(Dollars in thousands)
Assets	$1,699,930	$1,735,829	$1,781,653	$1,807,161	$1,862,912
Loans held for investment	1,217,058	1,244,288	1,254,630	1,260,585	1,355,634
Loans held for sale	6,894	2,754	77,584	76,994	17,793
Investment securities	295,461	292,898	276,458	325,129	275,570
Earning assets	1,549,932	1,593,857	1,617,735	1,668,303	1,724,433
Noninterest-bearing deposits	167,689	161,703	165,534	161,734	158,290
Savings deposits	40,097	40,937	41,510	38,898	39,653
NOW accounts	423,258	423,445	445,455	440,190	414,976
Money market accounts	363,340	365,109	336,784	316,608	337,406
Time deposits	401,287	435,895	466,013	495,565	560,267
Interest-bearing liabilities	1,347,756	1,354,956	1,439,236	1,465,735	1,521,776
Shareholders’ equity	164,548	163,971	161,386	163,188	166,600

Asset Quality Data
(Dollars in thousands)
Nonperforming loans:
Commercial nonaccrual loans, not restructured	$17,477	$17,839	$18,528	$23,453	$28,699
Commercial nonaccrual loans, which have been restructured	9,870	11,042	12,215	11,190	8,338
Non-commercial nonaccrual loans	8,922	10,383	11,680	8,537	7,828

Total nonaccrual loans	36,269	39,264	42,423	43,180	44,865
Loans past due 90 days or more and still accruing	26	65	31	27	1,290
Accruing restructured loans	7,167	8,351	7,532	7,378	5,865

Total nonperforming loans	43,462	47,680	49,986	50,585	52,020
Other real estate owned	26,469	25,729	26,329	26,718	29,571

Total nonperforming assets	$69,931	$73,409	$76,315	$77,303	$81,591
Restructured loans, performing	4,577	0	0	0	0
Net chargeoffs	3,736	4,037	5,768	11,438	5,493
Allowance for credit losses	27,750	28,040	29,057	28,752	35,554
Allowance for credit losses to total loans	2.27%	2.25%	2.18%	2.15%	2.59%
Nonperforming loans to loans held for investment	3.57	3.83	3.98	4.01	3.84
Nonperforming assets to total assets	4.11	4.23	4.28	4.28	4.38
Nonperforming loans to total assets	2.56	2.75	2.81	2.80	2.79
Net charge-off percentage (annualized)	1.20	1.23	1.84	3.63	1.62
Allowance for credit losses to nonperforming loans	63.85	58.81	58.13	56.84	68.35

Loans identified as impaired	$33,827	$37,483	$36,497	$38,303	$40,621
Other nonperforming loans	9,635	10,197	13,489	12,282	11,399

Total nonperforming loans	43,462	47,680	49,986	50,585	52,020
Other potential problem loans	93,459	97,141	96,509	110,924	118,067

Total impaired and potential problem loans	$136,921	$144,821	$146,495	$161,509	$170,087

	2007	2008	2009	2010	2011	TOTAL
Gross loan chargeoffs, and writedowns and losses on other real estate owned to peak loans during the credit cyele beginning January 1, 2007:
Gross loan chargeoffs
Commercial	$5,052	$5,046	$11,232	$9,052	$4,037	$34,419
Real estate - construction	825	7,339	12,227	5,379	3,426	29,196
Real estate - mortgage	1,300	5,012	10,110	7,260	5,030	28,712
Consumer	2,235	5,071	4,925	2,829	1,109	16,169
Other	0	0	0	6,200	1,300	7,500

Total gross loan chargeoffs	$9,412	$22,468	$38,494	$30,720	$14,902	$115,996
Other real estate owned writedowns and losses	4,001	3,571	1,294	5,508	3,870	18,244

Total chargeoffs, writedowns and losses	$13,413	$26,039	$39,788	$36,228	$18,772	$134,240

Peak loans at September 30, 2008						$1,626,504
Chargeoffs, writedowns and losses to peak loans						8.25%

FINANCIAL SUMMARY

	Three Months ended September 30		Nine Months ended September 30
	2011	2010	2011	2010

Income Statement Data
(Dollars in thousands, except share data)
Interest income:
Loans	$16,121	$18,545	$50,052	$56,926
Investment securities	3,337	3,854	10,167	11,661
Other	20	20	44	54

Total interest income	19,478	22,419	60,263	68,641
Interest expense:
Deposits	2,252	3,556	7,513	11,841
Borrowings from the FHLB	275	520	907	2,639
Other	329	617	1,313	1,822

Total interest expense	2,856	4,693	9,733	16,302

Net interest income	16,622	17,726	50,530	52,339
Provision for credit losses	3,445	7,965	12,539	16,616

Net interest income after provision for credit losses	13,177	9,761	37,991	35,723
Noninterest income:
Retail banking	2,457	2,923	7,511	8,925
Mortgage banking services	395	742	1,088	1,453
Wealth management services	702	520	1,873	1,542
Gain on sale of investment securities	65	3,637	2,026	3,637
Writedowns and loss on sale of real estate acquired in settlement of loans	(799)	(1,563)	(3,871)	(3,722)
Other	480	294	1,607	1,140

Total noninterest income	3,300	6,553	10,234	12,975
Noninterest expense
Personnel	7,857	7,421	22,498	22,745
Occupancy	983	1,035	3,043	3,210
Furniture and equipment	896	1,159	2,784	3,511
Technology and data processing	960	1,075	2,970	3,400
Legal and professional	664	699	2,032	2,324
FDIC insurance	600	833	2,027	2,633
Real estate acquired in settlement of loans	451	499	1,233	1,099
Other	2,482	2,444	7,278	7,265

Total noninterest expense	14,893	15,165	43,865	46,187

Income before income taxes	1,584	1,149	4,360	2,511
Income taxes	501	115	1,125	251

Net income	1,083	1,034	3,235	2,260
Dividends and accretion on preferred stock	(730)	(730)	(2,189)	(2,190)

Net income (loss) available to common shareholders	$353	$304	$1,046	$70

Net income (loss) per share - basic	$0.02	$0.02	$0.07	$0.00
Net income (loss) per share - diluted	$0.02	$0.02	$0.06	$0.00

Other Data

Return on average assets	0.25%	0.22%	0.25%	0.16%
Return on average equity	2.60	2.44	2.64	1.81
Net yield on earning assets	4.20	4.09	4.21	4.01
Efficiency (excluding OREO items and securities gains)	69.60	64.61	67.82	67.05
Average loans to assets	71.86	73.30	73.27	73.64
Average loans to deposits	87.09	90.65	90.24	92.61
Average noninterest - bearing deposits to total deposits	11.53	10.81	11.48	10.67
Average equity to assets	9.61	8.84	9.31	8.63
Total capital as a percentage of total risk weighted assets	14.63	12.62	14.63	12.62
Tangible common equity as a percentage of total risk weighted assets	8.07	7.10	8.07	7.10

INVESTMENT PORTFOLIO

(Dollars in thousands)	As of September 30, 2011
	Amortized	Gross	Gross	Estimated	Average		Average
	Cost	Unrealized gain	Unrealized gain	Fair value	Yield (%)		Duration (years)
US Agency	$48,000	$166	$—	$48,166	4.04%		0.15
Mortgage backed securities	34,399	3,156	—	37,555	5.12		4.49
Covered bonds	36,552	1,921	—	38,473	5.25		2.36
Corporate bonds	115,477	305	(1,878)	113,904	3.86		4.05
Collateralized mortgage obligations	25,828	521	(541)	25,808	5.56		3.48
Municipal obligations	17,392	241	(378)	17,255	6.31	*	7.06
Federal Home Loan Bank stock	8,270	—	—	8,270
Other	5,775	314	(59)	6,030

Total	291,693	6,624	(2,856)	295,461	4.48		3.30

*	Fully taxable equivalent basis

COMMON STOCK DATA

	2011			2010
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter

Market value:
End of period	$3.90	$4.58	$4.96	$4.70	$3.57
High	4.99	5.13	5.50	5.00	4.00
Low	3.53	4.21	4.54	3.40	2.94
Book value	7.17	7.13	6.96	7.08	7.30
Tangible book value	6.91	6.86	6.69	6.79	7.00
Average shares outstanding	15,655,868	15,655,868	15,655,868	15,655,868	15,655,868
Average diluted shares outstanding	16,467,550	16,521,391	16,697,944	16,252,427	16,019,719